Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

GOLDEN MINERALS COMPANY

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Rule 457(c) and Rule 457(g)	1,427,587	$1.02	$1,456,138.74	$110.20 per $1,000,000	$160.47
Total Offering Amounts					$1,456,138.74		$160.47
Total Fee Offsets							$0.00
Net Fee Due							$160.47

(1)	Represents shares of common stock issuable under exercise of warrants sold to certain institutional investors in a private placement transaction.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such an indeterminate amount of shares of common stock as may become issuable to prevent dilution resulting from stock splits, stock dividends and similar events.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(g) under the Securities Act based upon the average of the high and low prices of the common stock of Golden Minerals Company as quoted on the NYSE American on August 10, 2023.